Exhibit 10.17



                              SEPARATION AND
                     SUPPLEMENTAL RETIREMENT AGREEMENT




     THIS AGREEMENT made this 3rd day of January, 1995, by and between Graco Inc., a Minnesota corporation ("Graco"), and Barry A. Calhoon ("Employee").

     WHEREAS, Employee is now employed by Graco; and

     WHEREAS, The parties have agreed that Employee will retire as an employee of Graco effective December 31, 1994, and terminate the employment relationship between Employee and Graco in accordance with the terms of this Agreement.

     NOW, THEREFORE, It is hereby agreed by and between the parties as follows:

     1.   Separation Payments.

          Upon execution of this Agreement, Graco will pay to Employee in a lump sum the amount of one hundred seventy-eight thousand ($178,000) dollars, subject to tax deductions required by law.


     2.   Supplemental Retirement Payments

          a. Pension payments. Beginning January 1, 1995, Graco shall pay to Employee on the first day of each month the sum of nine hundred seven ($907.00) dollars. Graco shall make a good faith effort to deliver this sum to Employee's residence, as the address may appear in Graco's records, on or before the last day of the month preceding the due date. Such payments shall continue until the first day of the month in which Employee dies.

          b. Source of Payments. Benefits due under this Article 2 shall be paid out of the general funds of Graco, and the Employee and the Survivor Annuitant shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets. The rights accruing to the Employee and the Survivor Annuitant hereunder shall be solely those of unsecured creditors of Graco.

          c. Nontransferability. The Employee and the Survivor Annuitant shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Article 2, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against the Employee or the Survivor Annuitant.

          d. Making a Claim Payments will be paid to the Employee and Survivor Annuitant automatically. If the Employee or the Survivor Annuitant is in disagreement with any determination that has been made, a claim may be presented in accordance with the procedure set forth in subparagraph e of this
               Article 2.

          e.   Claims Procedure.

               (i). Any claim presented to Graco pursuant to subparagraph d of this Article must be in writing and delivered to the Vice President - Human Resources of Graco. The claimant may, at the claimant's own expense, have an attorney or other representative act on behalf of the claimant. Within 90 days after the claim is delivered, the claimant will receive either:

                      (a)  a decision ; or
                      (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 180 days from the day the claim was delivered) to reach a decision.

               (ii). If the claim is wholly or partially denied, the claimant will receive a written notice specifying:

                      (a)  the reasons for denial;
                      (b) the provisions of the Agreement on which the denial is based; and
                      (c) any additional information needed in connection with the claim and the reason such information is needed. Information concerning the claimant's right to request a review will also be given to the claimant.

               (iii). A claimant may request that a denied claim  be
                      reviewed. The request for review must be in writing and delivered to the Vice President - Human Resources of Graco within 60 days after the claimant's receipt of written notice that the claim was denied. A request for review may, but is not required to, include issues and comments the claimant wants considered in the review. The claimant may examine pertinent documents by asking the Vice President - Human Resources of Graco for permission to do so. Within 60 days after delivery of a request for review, claimant will receive either

                      (a)  a decision; or
                      (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 120 days from the day the request for review was delivered) to reach a decision.

               (iv). If a claimant does not receive a decision within the specified time, the claimant should assume the claim was denied or re-denied on the date the specified time expired.

               (v). The Vice President - Human Resources of Graco will make all decisions on claims and reviews of denied claims . The Vice President - Human Resources of Graco may delegate his authority to make such decisions and may, in his or her sole discretion, hold one or more hearings.


     3.   Long-term Stock Incentive Plan.

          a.   Graco Executive Long-term Incentive Agreement.

               With respect to the grants of restricted stock made to the Employee pursuant to the Executive Long-term Incentive Agreement executed by the Employee and Graco on March 1, 1991, the Employee will receive on March 1, 1995, one thousand eight hundred and eighty-one (1881) shares of Graco common stock, freely tradeable without further restrictions, representing the fourth installment of the total shares granted to the Employee under said Agreement. The fifth and sixth installments of shares shall not vest in the Employee and his right to these unvested installments shall be immediately and irrevocably forfeited on the date of execution of this Separation and Supplemental Retirement Agreement. All other terms and conditions of the subject Incentive Agreement to the extent applicable shall remain in full force and effect.

          b.   Non-Incentive Stock Option Agreement.

               On December 31, 1994, all Five thousand two hundred ninety-eight options granted to the Employee pursuant to the Non-Incentive Stock Option Agreement executed by the Employee and Graco on May 2, 1994 shall become immediately and fully exercisable by the Employee and shall remain exercisable by him until the close of business on December 30, 1997, at which time all options not previously exercised will expire. All other terms and conditions of the subject Stock Option Agreement to the extent applicable shall remain in full force and effect.


     4.   Annual Bonus Plan.

          The Employee is a participant in the Graco Inc. 1994 Corporate and Business Unit Annual Bonus Plan and shall be entitled to a Bonus Payment pursuant to the terms of that Plan, calculated up to the time of his retirement.


     5.   Cooperation.

          Employee shall render all reasonable cooperation to Graco in connection with the prosecution or defense of any lawsuit or other judicial or administrative action, including participating as a source of information or witness in any such action. Graco shall reimburse Employee for any reasonable out-of-pocket expenses (including attorney's fees, if necessary) incurred by him in connection with rendering such cooperation.


     6.   Confidentiality

          a. Employee hereby agrees that, for a period of five (5) years after December 31, 1994, he will not, directly or indirectly, disclose any Confidential Information, as defined in subsection (b) below, to any other party, and will not in any way use such Confidential Information in the course of his employment.

          b. As used herein, the term "Confidential Information" shall mean all information which is treated as confidential or proprietary by Graco in the normal course of its business, including, without limitation, documents so marked, or is a trade secret of Graco, which has been disclosed by Graco to Employee including, without limitation, information relating to Graco products, processes, product development or research, equipment, machinery, apparatus, business operations, financial results or condition, strategic plans or projections, customers, employees, suppliers, marketing, sales, management practices, technical information, drawings, specifications, material, and the like, and any knowledge or information developed by Employee relating to the same, provided, however, that Confidential Information shall not include information which is, at the time of disclosure or thereafter becomes, a part of the public domain through no act or omission by the Employee or information which the Employee is required to disclose in a court or other judicial proceeding or is otherwise legally required to disclose.

          c. Employee agrees that all written or otherwise documented, including, without limitation, by any electronic medium, Confidential Information and all copies thereof, are and shall be Graco property exclusively, and the Employee hereby represents that he has either turned over to Graco all such documents or destroyed them, and has no documents or other records, including, without limitation, electronic records, containing Graco Confidential Information in his possession or control.


     7.   Release

          a. Except with respect to the provisions of this Agreement and the provisions of a letter from Susan Boettcher and Debbie Hill, dated October 17, 1994, describing the benefits to which Employee shall be entitled upon his retirement, the Employee hereby releases and forever discharges Graco and its officers, employees, agents, successors, and assigns from any and all claims, causes of action, demands, damages, liability and responsibility whatsoever, arising prior to the date of this Agreement, including without limitation, any rights or claims for further compensation, or any rights to participate in any Company-sponsored program relating to the purchase or acquisition of any Graco common stock, preferred stock, or other equity in Graco or any subsidiary thereof, except as specifically provided in this Agreement, including the Exhibits hereto, or any right or claim the Employee may have or assert under the common law or any state, municipal, federal, or other law or regulation regarding the rights of employees generally or based on discrimination on the basis of race, creed, gender, age, or other protected status. This Article 7 shall not affect the Employee's rights to indemnification as an officer, director, and employee of Graco under Graco's By-Laws and applicable Minnesota law nor any rights which he has accrued by participating in any Graco benefit plan, subject to the provisions of this Agreement and the terms and conditions set forth in such plan as of his retirement date.

          b.   The Employee certifies, represents and agrees that:

               (i). this Agreement is written in a manner that he understands;

               (ii). he understands that this Article 7 specifically waives any rights or claims he may have arising under federal, state, and local laws prohibiting employment discrimination, such as the Age Discrimination in Employment Act, the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act and/or any claims for damages or for injuries based on common law theories of contract, quasi-contract or tort;

               (iii). the waiver herein of rights or claims are to those which may have arisen prior to the execution date of this Agreement;

               (iv). a portion of the consideration set out in this Agreement is in addition to compensation that he may already have been entitled to;

               (v). he has been specifically advised in writing to consult with an attorney prior to executing this Agreement;

               (vi). he has been informed that he has a period of at least twenty-one (21) calendar days within which to consider this Agreement;

               (vii). he specifically understands that he may revoke this Agreement for a period of at least fifteen (15) calendar days following his execution of this Agreement, and that this Agreement is not effective or enforceable until the fifteen (15) day revocation period has expired.

               (viii). If he decides to revoke this Agreement within said fifteen (15) day period, he should provide written notice to the Vice President - Human Resources, delivered in person or by mail. If his revocation is sent by mail, it must be postmarked on or before January 18, 1995, properly addressed to Clyde Hansen, Vice President - Human Resources, Graco, Inc., P.O. Box 1441, Minneapolis, MN. 55440, and sent by certified mail, return receipt requested. Employee understands that Graco will have no obligation to pay him anything under this Agreement, if he revokes his acceptance within the time limit specified.

               (ix). The Employee expressly agrees that the waiver of his rights pursuant to the Agreement is knowing and voluntary on his part.



     8.   Applicability to Successors.

          This Agreement shall be binding upon and inure to the benefit of Graco and the Employee and the Survivor Annuitant, and the successors and assigns of Graco. If Graco becomes a party to any merger, consolidation or reorganization, this Agreement shall remain in full force and effect as an obligation of Graco or its successors in interest.

     9.   Amendment.

          This Agreement may be amended at any time by mutual agreement of the parties. The Vice President - Human Resources of Graco may issue rules implementing this Agreement and will inform the Employee (or the Survivor Annuitant) of any such rules in the event same are issued.

     10.  Applicable Law.

          Except to the extent governed by federal law, this Agreement and any controversies between the parties shall be governed by and construed in accordance with the laws of the State of Minnesota.


     11.  Entire Agreement.

          This Agreement, including Exhibit A hereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and, except as otherwise specifically provided herein or in Exhibit A, specifically supersedes and replaces any and all prior written or oral agreements or understandings.


     12.  Headings.

          The headings of the paragraphs herein are included solely for the convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals on the day and year first above written.


                              GRACO INC.


                              By
                                   Clyde W. Hansen
                              Vice President of Human Resources



                              EMPLOYEE


                              ______________________________
                                   Barry A. Calhoon